EXHIBIT 6.41

                            SHORT FORM LOAN AGREEMENT

As of August 18, 2000

This Short Form Loan Agreement shall set forth the terms of repayment to the loan given to Rod Dyer ("Dyer") by Total Film Group ("TFG"), as more fully defined below:

     A.   LOAN AGREEMENT

     TFG has previously agreed to loan to Dyer the amount of Seventy Eight Thousand Eight Hundred Ninety Five Dollars (US$78,895) ("Dyer Loan") as evidenced in Schedule "A" (hereto attached) (receipt of which is hereby acknowledged by Dyer), repayable by Dyer as set forth in Clause B.

     B.   REPAYMENT

     Dyer shall make repayment of the Dyer Loan to TFG, either in installments, or in a lump sum, on or before June 30, 2002. There shall be no extensions to this date without the explicit written agreement by the CEO of TGF. Dyer is solely responsible for repayment of the Dyer Loan. This loan will accrue interest at an annual rate of 8% per annum. Dyer shall pay the interest owed on a monthly basis.

     C.   COLLATERAL

     As collateral and in consideration of TFG making the Dyer Loan to Dyer, Dyer does hereby pledge to TFG as collateral for the Dyer Loan, Fifty Thousand (50,000) of common shares of the company Total Film Group, Inc., which are fully owned by Dyer, and as of January 2000, will be unrestricted for sale or transfer to any third party. In the event that Dyer does not make repayment of the Dyer Loan, pursuant to Clause B, above, Dyer shall immediately transfer to TFG said shares of stock as of July 1, 2002.

     D.   ATTORNEY IN FACT

     Pursuant to Clause C, above, Dyer and TFG agree to execute any and all documents necessary to effectuate the transfer of the collateral shares to TFG in the event that the conditions of repayment as set forth in Clause B are not met. Dyer does hereby appoint TFG as his Attorney in Fact to sign any and all documents necessary to effectuate any such transfer of stock to TFG pursuant to this Letter Loan Agreement.

     E.   HEADINGS

     The headings to the Clauses as used herein do not form part of and shall not be read into the construction of this Short Form Loan Agreement.

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Page 2 of 2
Dyer Loan

If the above accurately sets forth your understanding, please indicate by signing in the space provided below.

Agreed to and Accepted:

TOTAL FILM GROUP ("TFG")               ROD DYER ("DYER")

By /s/ Gerald Green                    /s/ Rod Dyer

Its: President

Schedule A

                              ROD DYER LOAN SUMMARY


                                   Payments made     Balance due
                                   By TFG as of        after
                                    17-Aug-00        17-Aug-00
                                   -------------     -----------
Personal Loans/Taxes                   26,700           2,211

Rod Dyer Group: EDD                    35,147               *

Rod Dyer Group: Payroll Taxes
 contracted future obligations         30,000           9,837

Rod Dyer Group: Stat House
 contracted future obligations         40,000          10,000
                                    ---------       ---------
Subtotal                            $ 131,847       $  22,048

Total                               $ 153,895

Amount forgiven by TFG              $ (75,000)
                                    ---------
Total Due for Repayment             $  78,895
